AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 31st, 2007

REGISTRATION NO. 333- 137724

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

AMENDMENT No. 2

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_____________________

SUNOPTA INC.

________________________________________________
(Exact name of registrant as specified in its charter)

Canada

(State or other jurisdiction of incorporation or organization)

Not Applicable

(I.R.S. Employer Identification Number)

2838 Bovaird Drive West

Brampton, Ontario, Canada L7A 0H2

________________________________________________

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

JOHN H. DIETRICH

Vice President and Chief Financial Officer

SunOpta Inc.

2838 Bovaird Drive West

Brampton, Ontario, Canada L7A 0H2

(905) 455-1990

________________________________________________

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Robert T. Lincoln, Esq.

Dunnington, Bartholow & Miller LLP
477 Madison Avenue
New York, NY  10022

(212) 682-8811

Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  □

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  □

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  □

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. □

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  □

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______

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT NECESSARILY COMPLETE AND MAY BE CHANGED.  WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JANUARY 31st, 2007

PROSPECTUS

SUNOPTA INC.

$100,000,000

senior debt securities;

subordinated debt securities;

special shares;

common shares; and

warrants to purchase common shares.

SunOpta Inc. intends to offer at one or more times separately or in combination, senior debt securities, subordinated debt securities, special shares, common shares and warrants to purchase common shares with a total offering price not to exceed $100,000,000.  We will provide the specific prices and other terms of these securities in supplements to this prospectus.  You should read this prospectus and the applicable supplement carefully before you invest.

We may sell the securities (or any combination) to or through one or more underwriters, dealers or agents.  The names of the underwriters, dealers or agents will be set forth in supplements to this prospectus.

We intend to use the net proceeds of any offering to reduce our outstanding indebtedness and for general corporate purposes.  See “Use of Proceeds” in the applicable prospectus supplement for more information regarding our use of proceeds from this offering.

Our common shares are traded on the NASDAQ National Market under the symbol “STKL.” and on the Toronto Stock Exchange under the symbol “SOY”.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS JANUARY  XX, 2007

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) utilizing a “shelf” registration, or continuous, process.  Under this shelf process, we may, from time to time, sell any combination of the following securities described in this prospectus in one or more offerings with a total offering price not to exceed $100,000,000:

  senior debt securities;

  subordinated debt securities;

  special shares;

  common shares; and

  warrants to purchase common shares.

The common shares and the special shares are referred to as the equity securities; the senior debt securities and the subordinated debt securities are referred to as the debt securities; the equity securities, the debt securities and the warrants are referred to as the securities.

This prospectus provides you with a general description of the securities we may offer.  Each time we sell the securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  A prospectus supplement may include a discussion of risks or other special considerations applicable to the offered securities or to us.  A prospectus supplement may also add, update or change information in this prospectus.  If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement.  Please carefully read both this prospectus and the applicable prospectus supplement together with additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION.”

THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT SUNOPTA INC. AND ITS SUBSIDIARIES THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT.  THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO SECURITY HOLDERS UPON WRITTEN OR ORAL REQUEST.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION.  WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.  YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

CURRENCY PRESENTATION

All dollar amounts in this Prospectus are expressed in U.S. dollars.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains certain statements that are “forward-looking” statements that involve risks and uncertainties.  These statements involve known and unknown risks, uncertainties and other factors, including the risks outlined under the section entitled “Risk Factors,” which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  Forward-looking statements include, but are not limited to, statements about future operations, projections of our future results of operations or of our financial condition.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “might,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors.” Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus, and we are under no obligation to update any of these forward-looking statements after the date of this prospectus to conform such statements to actual results, unless required by law. You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements by these cautionary statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

BUSINESS OVERVIEW

SunOpta Inc. (“the Company” or “SunOpta”) operates high-growth ethical businesses, focused on a healthy products portfolio that promotes the health and well-being of its communities and promotes environmental responsibility.  The Company has three operating groups, the largest being the SunOpta Food Group, accounting for approximately 88 % of consolidated revenues for the nine months ended September 30th, 2006.  This group is well positioned in the rapidly growing natural, organic, kosher and specialty foods sectors via its operations throughout North America which utilize a number of vertically integrated business models to bring cost effective and quality products to market. In addition to the SunOpta Food Group, SunOpta owns 70.6% of Opta Minerals Inc., formerly the Opta Minerals Group. This group produces, imports, distributes, and recycles industrial abrasives, specialty minerals and related products.  The SunOpta BioProcess Group provides process solutions for the biomass industry from process development and design through the sale of proprietary biomass processing technology with a current focus on applications in the production of cellulosic ethanol.

The Company was incorporated under the laws of Canada on November 13, 1973.  The principal executive offices are located at 2838 Bovaird Drive West, Brampton,, Ontario, Canada, L7A 0H2, telephone: (905) 455-1990, fax: (905) 455-2529, e-mail: info@sunopta.com and web site:  www.sunopta.com.

The SunOpta Food Group, operates in the natural, organic, kosher and specialty sectors of the food industry, sectors which management believes offers above average growth opportunities compared to other segments of the food industry.  The SunOpta Food Group is comprised of four operating groups, the SunOpta Grains and Foods Group, the SunOpta Ingredients Group, the SunOpta Fruit Group and the SunOpta Canadian Food Distribution Group.  These groups utilize a combination of specific and vertically integrated seed to table capabilities to serve the fast growing markets of natural, organic and specialty foods.  The SunOpta Food Group utilizes a number of vertically integrated business models, using a “seed to table” strategy.  Seed to table refers to the Groups ability to control the entire supply chain from farm gate to finished product, thus maintaining control of certification, quality and margins.  The SunOpta Grains and Foods Group is headquartered at 3824 93rd Street SW Hope, Minnesota 56048-0128, telephone: (507) 451-3316, fax: (507) 451-2910. The SunOpta Ingredients Group is headquartered at 25 Wiggins Avenue, Bedford, Massachusetts, 01730, telephone: (781) 276-5100, fax: (781) 276-5101,  The SunOpta Fruit Group is headquartered at 6571 Altura Blvd., Suite 200, Buena Park, California, 90620, telephone: (714) 521-1002, fax: (741) 522-3694.   The SunOpta Canadian Food Distribution Group is headquartered at 2120 Van Dyke Place, Richmond, British Columbia, V6V 1X9, telephone: (604) 276-2441, fax: (604) 214-2942.

Opta Minerals Inc, representing approximately 11% of consolidated sales for the nine months ended September 30, 2006, processes, sells and distributes silica free abrasives and other specialty industrial minerals to the foundry, steel, roofing shingle and marine/bridge cleaning industries; sources specialty sands and garnets for the water filtration industry; and recycles inorganic materials under special permits from government authorities at both its Waterdown, Ontario and Norfolk, Virginia sites.  In February 2005, approximately 29% of the Opta Minerals Group was sold as part of an initial public offering on the Toronto Stock Exchange, trading under the symbol “OPM”.  SunOpta currently owns 70.6% of the outstanding shares of Opta Minerals Inc..  Opta Minerals Inc can be contacted at 407 Parkside Drive, Waterdown, Ontario, L0R 2H0, telephone: (905) 689-6661, fax: (905) 689-0485, e-mail: info@optaminerals.com.

The SunOpta BioProcess Group representing approximately 1% of consolidated sales for the nine months ended September 30, 2006, operates from facilities located on the corporate property of the Company in Brampton, Ontario.  The Group provides equipment and process solutions for the biomass industry from process development and design through the sale of proprietary biomass processing technology and planned investment in cellulosic ethanol production.  The Group offers extensive scientific and engineering expertise in the design and development of biomass solutions, and holds a number of patents on its proprietary steam explosion technology.  This technology has wide solutions potential in pulp, biofuel and food ingredients processing and offers significant licensing and applications potential.  The proprietary steam explosion technology uses high temperature and pressure rather than chemicals to process biomass which can then be used to produce various products for further processing.  The SunOpta BioProcess Group can be contacted at 2838 Bovaird Drive West, Brampton, Ontario, L7A 0H2, telephone: (905) 455-1990, fax: (905) 455-2529.

RECENT DEVELOPMENTS

On January 5, 2007, the Company announced the appointment of Steve Bromley as President and Chief Executive Office of SunOpta effective February 1, 2007.  Steve Bromley succeeds Jeremy Kendall who has been SunOpta’s Chief Executive Officer for the past 23 years.  Mr. Kendall remains as Chairman of SunOpta and its subsidiary companies and will be active in strategic planning and business development with senior management on a reduced schedule.  SunOpta also announced the appointment of Joseph Riz as Executive Vice President of SunOpta, with responsibility for operation, effective January 11, 2007.

On January 26, 2007, SunOpta appointed Steven Bromley to the Board of Directors and Jim Rifenburgh to the Audit Committee of the Board of Directors to replace Joseph Riz who resigned from the audit committee.

RISK FACTORS

The Securities offered hereby are speculative in nature and involve a high degree of risk.  Accordingly, in analyzing an investment in these securities, prospective investors should carefully consider the following risk factors, together with all of the other information appearing, or incorporated by reference, in this document, in light of his or her particular financial circumstances and/or investment objectives.  These risk factors could materially and adversely affect the Company’s future operating results and could cause actual events to differ materially from those described in forward-looking statements relating to the Company.

We Need Additional Capital to Maintain Current Growth Rates

Over the last seven years the Company has had a compounded annual revenue growth rate of 63%.  Our ability to raise capital, through equity and/or debt financing, is directly related to our ability to continue to grow and improve returns from operations.  Additional capital through equity financings may also result in additional dilution to our current shareholders and a decrease in our share price if we are unable to realize returns equal to or above our current rate of return.  We will not be able to maintain our growth rate and our strategy as a consolidator within the natural and organic food industries without continued access to capital.

Exercise of Stock Options, Participation in our Employee Stock Purchase Plan and Issuance of Additional Securities Could Dilute the Value of Our Common Shares

As of December 31, 2006, there were approximately 2,005,885 stock options outstanding to purchase Common Shares, with exercise prices ranging from $1.41 to $10.00 per Common Share.  The exercise of these stock options could result in dilution in the value of our Common Shares and the voting power represented thereby.  Furthermore, to the extent the holders of our stock options exercise such securities and then sell the Common Shares they receive upon exercise or upon the sale of common shares received as part of the employee stock purchase plan or the issuance of additional securities, our share price may decrease due to the additional amount of Common Shares available in the market.  The subsequent sales of these shares could encourage short sales by our shareholders and others which could place further downward pressure on our share price.  Moreover, the holders of our stock options may hedge their positions in our Common Shares by short selling our Common Shares, which could further adversely affect our stock price.

Consumer Preferences for Natural and Organic Food Products are Difficult to Predict and May Change

88% of our fiscal 2005 consolidated revenues for the nine months ended September 30, 2006 was derived from the SunOpta Food Group.  Our success depends, in part, on our ability to offer products that anticipate the tastes and dietary habits of consumers and appeal to their preferences on a timely and affordable basis.  A significant shift in consumer demand away from our products or products that utilize our integrated ingredients, or our failure to maintain our current market position could reduce our sales, which could harm our business.  Consumer trends change based on a number of possible factors, including nutritional values, such as a change in preference from fat free to reduced fat to no reduction in fat; and a shift in preference from organic to non-organic and from natural products to non-natural products.  These changes could lead to, among other things, reduced demand and price decreases, which could have a material adverse effect on our business.

We Operate in a Highly Competitive Industry

We carry on businesses in highly competitive product and geographic markets in the U.S., Canada and various international markets.  The SunOpta Grains and Foods Group, the SunOpta Ingredients Group and the SunOpta Fruit Group compete with large companies in the U.S. and various international commercial grain procurement marketers, major chemical companies with food ingredient divisions, other food ingredient companies, stabilizer companies and consumer food companies that also engage in the development and sale of food ingredients.  The SunOpta Canadian Food Distribution Group competes against other organic and natural food distributors and conventional food distributors that provide specialty or high end packaged products.  Many of these competitors have financial resources and staff larger than ours and may be able to benefit from economies of scale, pricing advantages and greater resources to launch new products that compete with our offerings.  We have little control over and cannot otherwise affect these competitive factors.  If we are unable to effectively respond to these competitive factors or if the competition in any of our product markets results in price reductions or decreased demand for our products, our business, results of operations and financial condition will be materially impacted.

We Rely on Our Manufacturing Facilities

We own, manage and operate a number of manufacturing, processing and packaging facilities located throughout the U. S. and Canada.  The SunOpta Food Group operates from twenty four processing facilities (fifteen owned, nine leased) in eight U.S. states and two Canadian provinces.  The Opta Minerals Group operates from thirteen locations (eight owned, five leased) located throughout the U. S. and Canada.  The SunOpta BioProcess Group operates its facilities at our corporate location in Brampton, Ontario.

An interruption in or the loss of operations at one or more of these facilities, or the failure to maintain our labour force at one or more of these facilities, could delay or postpone production of our products, which could have a material adverse effect on our business, results of operations and financial condition until we could secure an alternate source of supply.

The Loss of Key Management or Our Inability to Attract and Retain Management Talent Could Adversely Affect our Business

Our future prospects depend to a significant extent upon the continued service of our key executives. Furthermore, our continued growth depends on our ability to identify, recruit and retain key management personnel.  The competition for such employees is intense.  We are also dependent on our ability to continue to attract, retain and motivate our sourcing, production, distribution, sales, marketing and other personnel.

We Rely on Our Ability to Manage Our Supply Chain Efficiently

Our supply chain is complex.  We rely on third parties for our raw materials and for the manufacturing, processing and distribution of many of our products.  The inability of any of these third parties to deliver or perform for us in a timely or cost-effective manner could cause our operating costs to rise and our margins to fall.  Many of our products are perishable and require timely processing and transportation to our customers.  Many of our products can only be stored for a limited amount of time before they spoil and cannot be sold.  We must continuously monitor our inventory and product mix against forecasted demand, or risk having inadequate supplies to meet consumer demand as well as having too much inventory that may reach its expiration date.  If we are unable to manage our supply chain efficiently and ensure that our products are available to meet consumer demand, our operating costs could increase and our margins could fall.

Volatility in the Prices of Raw Materials, Energy and Freight Logistics Could Increase Our Cost of Sales and Reduce Our Gross Margin

Raw materials used in the SunOpta Food Group and the Opta Minerals Group represent a significant portion of our cost of sales.   Our cost to purchase these materials and services, such as organic grains and fruit, abrasive industrial minerals and natural gas, from our suppliers can fluctuate depending on many factors, including weather patterns, economic and political conditions and pricing volatility.  In addition, we must compete with competitors having greater resources than us for limited supplies of these raw materials and services.  If the cost of these materials and services increases due to any of the above factors, we may not be able to pass along the increased costs to our customers.

The SunOpta Food Group enters into exchange-traded commodity futures and options contracts to hedge its exposure to price fluctuations on grain transactions to the extent considered practicable for minimizing risk from market price fluctuations.  Futures contracts used for hedging purposes are purchased and sold through regulated commodity exchanges.  Inventories, however, may not be completely hedged, due in part to our assessment of our exposure from expected price fluctuations.  Exchange purchase and sales contracts may expose us to risk in the event that a counter-party to a transaction is unable to fulfill its contractual obligation.  We are unable to hedge 100% of the price risk of each transaction due to timing, availability of hedge contracts and third party credit risk.  In addition, we have a risk of loss from hedge activity if a grower does not deliver the grain as scheduled. The Company also monitors the prices of natural gas and will from time to time lock in a percentage of its natural gas needs based on current prices and expected trends.

Technological Innovation by Competitors Could Make Our Products Less Competitive

Competitors include major chemical companies, other food ingredient companies and consumer food companies that also engage in the development and sale of food and food ingredients.  Many of these companies are engaged in the development of texturizers and other food ingredients and food products and have introduced a number of products into the market.  Existing products or products under development by our competitors could prove to be more effective or less costly than any products which have been or are being developed by us.

We Rely on Protection of Our Intellectual Property and Proprietary Rights

We and particularly the SunOpta Food Group and SunOpta BioProcess Group depend, in part, on our ability to protect intellectual property rights.  We rely primarily on patent, copyright, trademark and trade secret laws to protect our proprietary technologies.  The failure of any patents or other intellectual property rights to provide protection to our technologies would make it easier for our competitors to offer similar products, which could result in lower sales or gross margins.

The SunOpta Food Group has developed a number of new ingredients and alternatives to accommodate new product adaptations of these and other ingredients into various food items. The nature of a number of the SunOpta Food Group’s products and processes requires us to create and maintain a number of patents and trade secrets.  The SunOpta Food Group’s policy is to protect its technology by, among other things, filing patent applications for technology relating to the development of its business in the U.S. and in selected foreign jurisdictions.

Our trademarks and brand names are registered in the United States, Canada and other jurisdictions and we intend to keep these filings current and seek protection for new trademarks to the extent consistent with business needs.  We rely on trade secrets and proprietary know-how and confidentiality agreements to protect certain of the technologies and processes used by the Food Group.

In addition, the SunOpta BioProcess Group holds a number of patents on its proprietary steam explosion process.  We recognize that there exists a threat of others attempting to copy our proprietary steam explosion technology.  To mitigate this risk, the normal business practice of this group includes the signing of confidentiality agreements with all parties to which confidential information is supplied including all customers and licensees.  We also hold several patents on our equipment and process technologies and alleviate risk by developing new patents.

We are Subject to Substantial Environmental Regulation and Policies

We are, and expect to continue to be, subject to substantial federal, state, provincial and local environmental regulation.  There are specific regulations governing the recycling of solid waste material regulated by the Ontario Ministry of Environment and Energy and the Commonwealth of Virginia, Department of Environment Quality.  Some of the key regulations include:

  Air Quality – regulated by Environmental Protection Agency (EPA) and certain city/state air pollution control groups.  Emission reports are filed annually;

  Waste Treatment/Disposal – solid waste is either disposed of by a third-party or in some cases the Company has a permit to haul and apply the sludge to land. Agreements exist with local city sewer districts to treat waste at specified levels of biochemical oxygen demand (BOD) and total suspended solids (TSS);

  Sewer – agreements with the local city sewer districts to treat waste as specified limits of BOD and TSS, which requires weekly/monthly reporting as well as annual inspection; and

  Hazardous Chemicals – various reports are filed with local city/state emergency response agencies to identify potential hazardous toxic chemicals being used, including reports filed with the Department of Public Safety Emergency Response Commission in Minnesota and the Kentucky Emergency Response Commission.

Permits are required from various state, provincial and local authorities related to air quality, storm water discharge, solid waste, land spreading and hazardous waste.

In the event that our safety procedures for handling and disposing of potentially hazardous materials in certain of our businesses were to fail, we could be held liable for any damages that result and any such liability could exceed our resources.  We may be required to incur significant costs to comply with environmental laws and regulations in the future.  In addition, changes to environmental regulations may require us to modify our existing plant and processing facilities and could significantly increase the cost of those operations.

The foregoing environmental regulations, as well as others common to the industries in which we participate, can present delays and costs that can adversely affect business development and growth.  If we fail to comply with applicable laws and regulations, we may be subject to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on our business, results of operations and financial condition.  In addition, any changes to current regulations may impact the development, manufacturing and marketing of our products, and may have a negative impact on our future results.

The SunOpta Food Group Is Subject to Significant Food and Health Regulations

The SunOpta Food Group is affected by state and federal fertilizer, pesticide, food processing, grain buying and warehousing, and wholesale food regulations.  Government-sponsored price supports and acreage set aside programs are two examples of policies that may affect the SunOpta Food Group.  The SunOpta Food Group is currently in compliance with all state and federal regulations.  Because the Food Group is involved in the manufacture, supply, processing and marketing of organic seed and food products, it is voluntarily subject to certain organic quality assurance standards.

Certain food ingredient products are regulated under the 1958 Food Additive Amendments to the United States Federal Food, Drug and Cosmetic Act of 1938 (FDCA), as administered by the United States Food and Drug Administration (FDA).  Under the FDCA, pre-marketing approval by the FDA is required for the sale of a food ingredient which is a food additive unless the substance is Generally Recognized As Safe (GRAS) under the conditions of its intended use by qualified experts in food safety.  We believe that most products for which the Food Group has retained commercial rights are GRAS.  However, such status cannot be determined until actual formulations and uses are finalized.  As a result, the Food Group may be adversely impacted if the FDA determines that our food ingredient products do not meet the criteria for GRAS.

In December 2000, the USDA adopted regulations with respect to a national organic labeling and certification program which became fully effective in October 2002.  These regulations, among other things, set forth the minimum standards producers must meet in order to have their products labeled as "certified organic."  We currently manufacture and distribute a number of organic products that are covered by these new regulations.  While we believe our products and our supply chain are in compliance with these regulations, changes to food regulations may increase our costs to remain in compliance.  We could lose our "organic" certification if a facility becomes contaminated with non-organic materials or if we do not use raw materials that are certified organic.  The loss of our “organic” certifications could materially harm our business, results of operations and financial condition.

With the acquisitions of Purity and the Quest vitamins brand, the Company is also subject to further regulations under certain federal Canadian legislation, including the Food and Drug Act (Canada), the Pest Control Products Act (Canada) and the Regulations made thereunder and the Environmental Protection Act (Canada).  While we believe we are in material compliance with all statutes and regulations governing these businesses, any breach of these statutes and regulations could result in fines, penalties or a loss in the ability to sell certain products which could have an adverse affect on our business.

Product Liability Suits, if Brought, Could Have a Material Adverse Effect on Our Business

As a manufacturer and marketer of natural and organic food products and environmental mineral products, we are subject to  product recalls and the risk of claims for product liability.  If a product liability claim exceeding our insurance coverage were to be successfully asserted against us, it could materially harm our business.

Acceptance of  SunOpta BioProcess Steam Explosion Technology

The SunOpta Bioprocess Group’s proprietary steam explosion technology has yet to gain widespread acceptance within a number of industries and, consequently, earnings can fluctuate from quarter to quarter.  Its patented steam technology, while proven, has yet to develop a broad customer base. The success of the BioProcess Group will depend upon its ability to promote commercial acceptance of its proprietary steam explosion technology and related biomass process solutions.

We Are Subject to Financial Exposure Related to Bonding and Guarantees

For the SunOpta BioProcess Group to enter international markets, we expect to have to provide substantial performance guarantees in the form of process guarantees and equipment guarantees. These guarantees will need to be backed by bank guarantees and/or surety bonds.  We endeavor to reduce the associated risks, however there will always remain a possibility that our guarantees or bonds could be called, rightfully or wrongfully and/or that the equipment supplied fails to meet the guarantees and warranties provided resulting in potential financial losses.

We Are Subject to Dividend Restrictions and Potential Withholding Taxes on Dividends

We have not paid dividends on our Common Shares since our inception and have used available cash resources to fund growth. Moreover, we are precluded under the terms of various agreements with our creditors from paying dividends without approval from certain creditors.  It is our intention to retain future earnings to fund growth.  We will consider paying dividends on our Common Shares in the future when circumstances permit, having regard to, among other things, our earnings, cash flow and financial requirements, as well as relevant legal and business considerations. Accordingly, investors should not expect to receive a return on investment in our Common Shares through the payment of dividends in the foreseeable future and may not realize a return on investment even if they sell their shares.  Any future payment of dividends to holders of our Common Shares will depend on decisions that will be made by the Board of Directors and will depend on then existing conditions, including our financial condition, contractual restrictions, capital requirements and business prospects.  Also, if we pay dividends, the receipt of cash dividends by United States shareholders from a Canadian corporation may be subject to a 5% to 15% Canadian withholding tax.

Loss of Our Key Customer Could Materially Reduce Revenues and Earnings

We have no customers that represent over 10% of revenues for the nine months ended September 30, 2006.  The loss or cancellation of business with any of our other larger customers could materially and adversely affect our business, financial condition or results of operations.

Our Operating Results and Share Price are Subject to Significant Volatility

Our net sales and operating results may vary significantly from period to period due to:

  changes in our operating expenses;

  management's ability to execute our business and growth strategies;

  personnel changes;

  supply shortages;

  general economic conditions;

  changes in customer preferences and demands for natural and organic food products;

  volatility in commodity prices resulting from poor growing conditions, natural disasters or otherwise; and

  future acquisitions, particularly in periods immediately following the consummation of such acquisition transactions while the operations of the acquired businesses are being integrated into our operations.

In addition, our share price is more volatile than other larger public companies.  Announcements regarding:

  fluctuations in financial performance from period to period;

  mergers and acquisitions;

  strategic partnerships or arrangements;

  litigation and governmental inquiries;

  changes in governmental regulation and policy;

  patents or proprietary rights;

  changes in consumer preferences and demand;

  new financings; and

  general market conditions

may have a significant impact on our share price.  Higher volatility increases the chance of larger than normal price swings which reduces predictability in the share value of our stock and could impair investment decisions. In addition, price and volume trading volatility in the U.S. stock markets can have a substantial effect on our share price, frequently for reasons other than our operating performance.  These broad market fluctuations could adversely affect the market price of our Common Shares.

Fluctuations in Exchange Rates, Interest Rates and Certain Commodities Could Adversely Affect Our Results of Operations, Financial Condition and Liquidity

We are exposed to foreign exchange rate fluctuations as the financial results of our Canadian Corporate office and our Canadian subsidiaries are translated into U.S. dollars on consolidation and to interest rate risk as a percentage of our debt is at variable rates.

Our Business may be materially and adversely affected by our ability to comply with restrictive covenants in our credit agreements

The credit facility that the Company has with a syndicate of banks and life insurance companies contain restrictive covenants that limit the discretion of the Company’s management with respect to certain business matters.  These covenants place restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create other security interests, to complete a liquidation, dissolution, merger, amalgamation or reorganization, to make certain distributions or make certain payments, investments, loans and guarantees and to sell or otherwise dispose of certain assets.

The credit facility also includes covenants requiring the Company to satisfy certain financial ratios and tests.  A failure of the Company to comply with these obligations could result in an event of default which, if not cured or waived, could permit the acceleration of the relevant indebtedness.  There can be no assurance that, if any indebtedness under the credit facility were to be accelerated, the Company’s assets would be sufficient to repay in full that indebtedness.  Furthermore, prior to the expiry of the credit facility, the Company may be required to refinance its short-term debt.  If the Company is required to replace the credit facility with new debt on less favourable terms, or if the Company cannot refinance its short-term debt, the Company may be adversely impacted.

We May Not Be Able to Effectively Manage Our Growth and Integrate Acquired Companies

Our growth strategy inherently assumes that we will be able to identify suitable acquisition candidates on terms acceptable to us and that these acquisitions, if pursued and completed, will be integrated successfully.  Our ability to effectively integrate current and future acquisitions, including our ability to realize potentially available marketing opportunities and cost savings in a timely and efficient manner will have a direct impact on our future results.  We may encounter problems in connection with the integration of any new businesses, such as:

  integration of an acquired company's products into our product mix;

  amount of cost savings that may be realized as the result of our integration of an acquired product or business;

  unanticipated quality and production issues with acquired products;

  adverse effects on business relationships with our suppliers and customers;

  diversion of management attention;

  difficulty with personnel and loss of key employees;

  implementation of an integrated enterprise wide accounting and information system;

  compatibility of financial control and information systems;

  exchange rate risk with respect to our acquisitions in Canada.

We are a Canada Corporation and it May Be Difficult to Enforce Civil Liability Provisions of the United States Federal Securities Laws

We are a Canada corporation and a majority of our officers and directors, as well as certain of the experts named herein are residents of Canada and a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon the Company or such persons, or to enforce in United States Courts judgments against them obtained in such courts predicated upon the civil liability provisions of the United States Federal security laws. (See “ENFORCABILITY OF CIVIL LIABILITIES”, page 17).

USE OF PROCEEDS

The applicable prospectus supplement will set forth the proposed use of the proceeds.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated:

	Nine months ended
	September 30, 2006	2005	2004	2003	2002	2001

Ratio of Earnings to Fixed Charges (1)	3.30	4.93	7.93	5.56	3.75	0.99

(1) The ratio of earnings to fixed charges is determined by dividing fixed charges into income before fixed charges and income taxes, and eliminating undistributed income of less than 50% owned persons.  Fixed charges consist of interest expenses and that portion of rental payments which is considered as being representative of the interest factor implicit in our operating leases.  The ratios shown above are based on SunOpta’s unaudited interim consolidated financial statements as well as audited consolidated financial statements, which were prepared in accordance with U.S. generally accepted accounting principles.

DESCRIPTION OF EQUITY SECURITIES

We have an authorized share capital consisting of an unlimited number of common shares and an unlimited number of special shares, issuable in series.  As of December 31, 2006, there were 57,672,053 common shares issued and outstanding as fully paid and non-assessable shares and no special shares issued and outstanding.

Common Shares

Holders of our common shares are entitled to receive notice of any of our meetings of shareholders, to attend such meetings and to cast one vote per common share at all such meetings. Holders of our common shares do not have cumulative voting rights with respect to the election of directors and, accordingly, holders of a majority of our common shares entitled to vote in any election of directors may elect all directors standing for election. Holders of our common shares are entitled to receive rateably such dividends, if any, as and when declared by the board of directors at its discretion from funds legally available for such dividends and upon our liquidation, dissolution or winding up are entitled to receive rateably our net assets after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or rateably with the holders of our common shares with respect to dividends or liquidation. See ‘‘Dividend Policy’’. Our common shares do not by their terms carry any pre-emptive, subscription, redemption or conversion rights. Our outstanding common shares are, and the common shares offered by this prospectus, when issued and paid for, will be, fully paid and non-assessable.

In accordance with the provisions of the Canada Business Corporations Act (the "CBCA"), the amendment of certain rights of holders of a class of shares, including our common shares, requires the approval of not less than two-thirds of the votes cast by the holders of such shares voting at a special meeting of such holders. Pursuant to our by-laws, a quorum for a meeting of the holders of our common shares is two persons, present in person or by proxy. Therefore, it is possible for the rights of the holders of our common shares to be modified otherwise than by the affirmative vote of the holders of a majority of the then issued and outstanding common shares. In circumstances where the rights of our common shares may be amended, however, holders of our common shares have the right under the CBCA to dissent from such amendment and require us to pay them the then fair value of their common shares.

Special Shares

Our special shares may, from time to time, be issued in one or more series. Our Board of Directors is authorized to create and attach special rights and restrictions to a series of shares. Except with respect to matters as to which the holders of our special shares are entitled to vote as a class, the holders of our special shares will not be entitled to vote at our meetings of shareholders. In the event that we are liquidated, dissolved or wound up, or in the event of any distribution of our assets for the purpose of the winding-up of our affairs, holders of our special shares are entitled, unless otherwise provided in the special rights and restrictions attached to the shares, after the payment of unpaid dividends, to be paid the amount of capital paid up per share from our assets before the holders of our common shares receive any assets. No series of special shares have been designated or issued.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms that will apply to any of the debt securities that we may offer pursuant to this prospectus.  The specific terms of the offered debt securities, and the extent to which the general terms described in this section apply to debt securities, will be described in the related prospectus supplement at the time of the offer.

General

As used in this prospectus, any reference to “debt securities” refers to the senior and subordinated debentures, notes, bonds, and other evidences of indebtedness that we may issue and the relevant trustee authenticates and delivers under the indenture.  We may issue debt securities under an indenture between us and a qualified trustee.  This indenture is referred to in this prospectus as the “indenture.”  The trustee under the indenture is referred to in this prospectus as the “trustee.”

Under applicable Canadian law, a Canadian licensed trust company may be required to be appointed as co-trustee under the indenture in certain circumstances.  It is anticipated that applications will be made to the appropriate Canadian regulatory authorities for exemptive relief from this and other requirements of Canadian law applicable to the indenture.  If such relief is not obtained, the applicable legislative requirements will be complied with at the time of the applicable offering.

The Indenture

The material provisions of the indenture are summarized in the following pages.  The summary is not complete and is qualified in all respects by reference to the Trust Indenture Act and the form of the indenture, which is filed as an exhibit to the registration statement of which this prospectus forms a part.  You should read the indenture for provisions that may be important to you.  If a different indenture for a series of debt securities is used, those details will be provided in a prospectus supplement and the forms of any other indentures will be filed with the SEC at the time they are used.

Unless we state otherwise in the related prospectus supplement, the indenture does not limit the amount of debt securities that we may issue under such indenture.  The related prospectus supplement for the debt securities being offered will include specific terms of the debt securities. These terms will include some or all of the following:

  the title of the debt securities and whether such debt securities are senior or subordinated;

  the total principal amount and permitted denomination of the debt securities;

  the percentage of the principal amount of the debt securities at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

  the currency or currencies in which the principal of and interest on the debt securities will be payable;

  the dates on which the principal of the debt securities will mature;

  the interest rate for the debt securities or the method that will be used to determine the interest rate;

  the dates on which interest on the debt securities will be payable and the manner in which interest will be paid;

  any mandatory or optional repayment or redemption provisions;

  any sinking fund provisions;

  any index used to determine the amount of payments of principal and/or interest;

  any additional payment provisions;

  any provision relating to the issuance of discounted debt securities; and

  in the case of debt securities that are convertible into common shares, the conversion price, the period during which the debt securities may be converted and any other terms of conversion which may differ from the indenture or supplemental indenture.

Some of the debt securities may be sold at a substantial discount below their stated principal amount and may provide for the payment of no interest or interest at a rate which at the time of issuance is below market rates.  We will describe the U.S. and Canadian federal income tax consequences and other special considerations applicable to any discounted debt securities in the prospectus supplement relating to the discounted debt securities.

We may issue some or all of the debt securities in temporary or permanent global form.  Until definitive debt securities are ready for delivery, we may use temporary debt securities, which shall be substantially in the form of definitive securities but may have variations we consider appropriate for temporary securities.  Without unreasonable delay, we shall deliver definitive securities in exchange for temporary securities.  We may issue a global security only to a depository, which may transfer a global security only to its nominee or to a successor depository.  A global security will represent the amount of debt securities specified in the global security and may have variations that the depository requires or that we consider appropriate for such a security.

Ranking of Debt Securities

We may issue unsecured senior or subordinated debt securities from time to time.  Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets.  Thus by owning a debt security, you are one of our unsecured creditors.

The senior debt securities will constitute part of our senior debt and will rank equally with all of our other unsecured and unsubordinated debt.

The subordinated debt securities will constitute part of our subordinated debt and will be subordinate in right of payment to all of our senior indebtedness, as that term is defined in the indenture.  The prospectus supplement for any series of subordinated debt securities will indicate the approximate amount of senior indebtedness outstanding as of the end of our most recent fiscal quarter.

Certain Covenants Required by the Indenture

The indenture for the debt securities requires us to comply with certain customary covenants. They include the payment of principal of and interest on the debt securities, delivery of annual compliance reports and certain SEC reports to the trustee, and notification to the trustee of any legal proceeding, event of default (as defined below), any cure or waiver of an event of default, and if and when the debt securities are listed on any stock exchange.

In addition, the indenture prohibits us from consolidating or merging with or into any other corporation and from selling, transferring or leasing all of our property or substantially all of our property to any corporation, unless:

(1)

either we shall be the resulting or surviving entity or such corporation is organized and existing under the laws of the United States;

(2)

if we are not the resulting or surviving entity, such corporation assumes by supplemental indenture all of our obligations under the debt securities and the indenture; and

(3)

no default exists immediately before and immediately after the transaction.

Events of Default

“Event of default,” when used in the indenture with respect to any of the debt securities, means any of the following:

(1)

a default in the payment of interest on any of the debt securities when it becomes due and payable and such default continues for a period of 30 days;

(2)

a default in the payment of the principal of any of the debt securities when it becomes due and payable at maturity, upon redemption or otherwise;

(3)

failure to comply with any of our other agreements in the debt securities or the indenture and such failure continues for the period and after the notice specified below;

(4)

pursuant to or within the meaning of any bankruptcy law (as defined below), the commencement of a voluntary case, consent to the entry of an order for relief against us in an involuntary case, consent to the appointment of a custodian (as defined below) of us or for all or substantially all of our property, or the making of a general assignment for the benefit of our creditors; or

(5)

the entering of an order or decree by a court of competent jurisdiction under any bankruptcy law that (i) is for relief against us in an involuntary case, (ii) appoints a custodian of us or for all or substantially all of our property, or (iii) orders the liquidation of us, and the order or decree remains unstayed and in effect for 60 days.

Any of the foregoing will constitute an event of default whether it is voluntary or involuntary, or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.  The term “bankruptcy law” means title 11, U.S. Code or any similar U.S. federal or state law for the relief of debtors.  The term “custodian” means any receiver, trustee, assignee, liquidator or similar official under any bankruptcy law.

A default under clause (3) above is not an event of default until the trustee or the holders of at least 25% in principal amount of the debt securities notify us and the trustee of the default and we do not cure the default, or it is not waived, within 60 days after receipt of the notice.  The notice must specify the default, demand that it be remedied to the extent consistent with law, and state that the notice is a “notice of default.”

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the debt securities by notice to us and the trustee, may declare the principal of and accrued interest on all the debt securities to be due and payable.  In addition, the trustee may pursue any available remedy to collect the payment of principal or interest on the debt securities or to enforce the performance of any provision of the debt securities or the indenture.  The trustee may maintain a proceeding even if it does not possess any of the debt securities or does not produce any of them in the proceeding.  A delay or omission by the trustee or the holder of any debt securities in exercising any right or remedy accruing upon an event of default shall not impair the right or remedy or constitute a waiver of or acquiescence in the event of default.  All remedies are cumulative to the extent permitted by law.

Discharge of Obligations

Under the indenture, we will be discharged from our non-administrative obligations under any of the debt securities if:

(1)

either (A) all of the outstanding debt securities have been delivered to the trustee for cancellation, or (B) all such debt securities not theretofore delivered to the trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, and, in the case of (i), (ii), and (iii) above, we have deposited or caused to be deposited with the trustee as trust funds an amount sufficient to pay and discharge all of the outstanding debt securities;

(2)

we have paid or caused to be paid all other sums payable under the indenture by us; and

(3)

we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent in the indenture provided for relating to the satisfaction and discharge of the indenture have been complied with.

Amendments of the Indenture

Under the indenture, we and the trustee may modify our rights and obligations, and the rights of the holders of debt securities with the consent of the holders of at least a majority of the principal amount of the outstanding debt securities issued under the indenture affected by the modification.  However, we must get the consent of the holder of each debt security affected to make any of the following changes to the debt securities:

(1)

reduce the amount of the debt securities whose holders must consent to an amendment;

(2)

reduce the interest on or change the time for payment of interest on any of the debt securities;

(3)

reduce the principal of or change the fixed maturity of any of the debt securities;

(4)

reduce the premium payable upon the redemption of any of the debt securities or change the time at which any of the debt securities may or shall be redeemed;

(5)

change the currency in which payments are made;

(6)

change any of the provisions governing (i) acceleration, (ii) holders’ right to receive payment, and (iii) amendments to the indenture requiring the consent of the holder of each debt security affected;

(7)

make any change that adversely affects the right to convert any of the debt securities; or

(8)

make any change that adversely affects the preference or priority of the debt securities.

DESCRIPTION OF WARRANTS

This section describes the general terms that will apply to any warrants for the purchase of our common shares that may be offered by us, referred to in this prospectus as “warrants” pursuant to this prospectus.

Warrants may be offered separately or together with any of the securities offered by this prospectus.  Each series of warrants will be issued under a separate warrant agreement to be entered into between us and one or more banks or trust companies acting as warrant agent.  The applicable prospectus supplement will include details of the warrant agreements covering the warrants being offered.  The warrant agent will act solely as our agent and will not assume a relationship of agency with any holders of warrant certificates or beneficial owners of warrants.  The specific terms of the warrants, and the extent to which the general terms described in this section apply to those warrants, will be set forth in the applicable prospectus supplement.  These terms will include some or all of the following:

  the designation and aggregate number of warrants;

  the price at which the warrants will be offered;

  the currency or currencies in which the warrants will be offered;

  the designation and terms of the common shares purchasable upon exercise of the warrants;

  the date on which the right to exercise the warrants will commence and the date on which the right will expire;

  the number of common shares that may be purchased upon exercise of each warrant and the price at which and currency or currencies in which that amount of securities may be purchased upon exercise of each warrant;

  the designation and terms of any securities with which the warrants will be offered, if any, and the number of the warrants that will be offered with each security;

  the date or dates, if any, on or after which the warrants and the related securities will be transferable separately;

  whether the warrants are subject to redemption or call and, if so, the terms of such redemption or call provisions;

  material United States and Canadian tax consequences of owning the warrants; and

  any other material terms or conditions of the warrants.

PLAN OF DISTRIBUTION

The applicable prospectus supplement will describe the plan of distribution.

TAX CONSEQUENCES

Where appropriate, the applicable prospectus supplement will describe the Canadian tax considerations and U.S. federal income tax considerations relevant to the securities being offered by this prospectus.

LEGAL MATTERS

Wildeboer Dellelce LLP, Toronto, Ontario, our Canadian counsel, and Dunnington, Bartholow & Miller LLP, New York, New York, our U.S. counsel, have passed upon the validity of the issuance of the securities offered by this prospectus.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Canada Business Corporations Act (the “CBCA”), our by-laws and insurance policies maintained by us provide for the indemnification of our directors and officers in respect of certain liabilities incurred in the course of their duties.

Under the CBCA, we may indemnify a present or former director or officer, or former director or officer or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of the association with us or another entity.  However, we will only indemnify an individual if the following conditions of indemnification are met: (a) the individual acted honestly and in good faith with a view to our best interests, or as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in similar capacity at our request; and (b), in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, if she or he had reasonable grounds for believing her or his conduct was lawful.  In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, an individual is entitled to indemnity from us if the foregoing conditions of indemnification are met and the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that such individual ought to have done.  Further, with the approval of a court, we may indemnify an individual in respect of an action by us or on our behalf or other entity to procure a judgment in his or her favor, to which the individual is made a party because of his or her association with us or such other entity so long as the foregoing conditions of indemnification are met.

Our by-laws also provide for the mandatory indemnification of our directors and officers in respect of any action, suit or proceeding that is proposed or commenced in respect of anything done by the director or officer arising from the duties of that office and in such other circumstances that the CBCA permits or requires to the fullest extent provided by the CBCA.

We have purchased and intend to maintain insurance on behalf of any person who is or was one of our directors or officers, or is or was one of our directors or officers serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, so long as the director or officer acted honestly and in good faith with a view to our best interests.

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, those provisions are, in the opinion of the SEC, against public policy as expressed in the U.S. Securities Act and are therefore unenforceable.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Canadian corporation with our registered office in Canada and representative offices in the United States and Canada.  A majority of our officers and directors, as well as certain of the experts named in this prospectus, are residents of Canada and a substantial portion of our assets and of such persons are located outside the United States.  As a result, it may be difficult for investors to effect service of process within the United States on us or such directors, officers or experts or to enforce in United States courts judgments against them obtained in such courts predicated upon the civil liability provisions of the United States federal securities laws.  We have been advised by our Canadian counsel, Wildeboer Dellelce LLP of Toronto, Ontario, that there is doubt as to whether Canadian courts would: (a) enforce judgments of United States courts obtained in actions against us or such directors, officers or experts predicated upon the civil liability provisions of the United States federal securities laws or the state securities or “blue sky” laws of any state within the United States; or (b) enforce, in original actions, liabilities against us or such persons predicated solely upon the United States federal securities laws or any such state securities or blue sky laws.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act, and therefore we file reports, proxy statements and other information with the SEC and with the Ontario Securities Commission and the Toronto Stock Exchange.  You may read and copy these reports and other information at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  In addition, the SEC maintains a home page at www.sec.gov that contains certain reports and other information filed by us.  You may also read and copy any of the reports and any other information that we file with the Ontario Securities Commission and the Toronto Stock Exchange at the Canadian System for Electronic Document Analysis and Retrieval’s home page at www.sedar.com.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with them, which means that we can disclose important information by referring to those documents.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below.  In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W. Washington, D.C. 20006.

(1)	Annual Report on Form 10-K for the year ended December 31, 2005, filed February 27, 2006, SEC file no. 0-9989.
(2)	Our Information Circular and Proxy Statement filed April 17, 2006 relating to our 2006 Annual Meeting of Shareholders held on May 17, 2006.
(3)	Quarterly Report on Form 10-Q for the three months ended March 31, 2006, filed on May 5, 2006, SEC file no. 0-9989
(4)	Quarterly Report on Form 10-Q\A for the three months ended March 31, 2006, filed June 22, 2006.
(5)	Annual Report on Form 10-K\A for the year ended December 31, 2005, filed June 22, 2006.
(6)

Quarterly Report on Form 10-Q for the six months ended June 30, 2006 filed August 4, 2006, SEC file no. 0-9989.(7) Quarterly Report on Form 10-Q for the nine months ended September 30, 2006 filed November 6, 2006, SEC file no. 0-9989.

(7)	Current Report on Form 8-K relating to a proposed equity financing announced November 28th, 2006 filed on November 29th, 2006.
(8)	Current Report on Form 8-K relating to certain management changes announced on January 5th, 2007 filed on January 8th, 2007.
(9)

Current Report on Form 8-K relating to appointment of Steve Bromley to the Company’s Board of Directors and the appointment of Jim Rifenburgh to the Company’s audit committee on January 26th, 2007, filed on January 30th, 2007.

We also incorporate by reference additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the applicable  prospectus and prior to the entire time all of the securities offered by the applicable prospectus are sold.  These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

We undertake to provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of these filings, at no cost, by writing or telephoning us.  Any requests should be directed to:

SunOpta Inc.

2838 Bovaird Drive West, Brampton, Ontario, Canada L7A 0H2

Attention:  John H. Dietrich, Vice President and Chief Financial Officer

Tel: (905) 455-1990    Fax (905) 455-2529

Email: john.dietrich@sunopta.com

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement.  We have not authorized anyone else to provide you with different information.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.

Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses (in US$) to be incurred in connection with the issuance and distribution of the securities being registered hereby:

SEC registration fee		$10,700
Trustee fee and expenses	$	*
Rating agency fee	$	*
Listing fees	$	*
Accounting fees and expenses	$	*
Legal fees and expenses	$	*
Printing and engraving expenses	$	*
Miscellaneous	$	*

TOTAL	$	*

* The expenses, all of which are to be incurred and satisfied by the Registrant in connection with the issuance and distribution of the securities being registered, have been estimated pursuant to the instructions to Item 511 of Regulation S-K, subject to future contingencies.

Item 15.

Indemnification of Directors and Officers

Section 124 of the Canada Business Corporations Act (the “CBCA”) provides, in pertinent part, as follows:

(1)  Indemnification

A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including a amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

(2)  Advance of costs

A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1).  The individual shall repay the moneys if the individual does not fulfill the conditions of subsection (3).

(3)  Limitation

A corporation may not indemnify an individual under subsection (1) unless the individual

(a)

acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and

(b)

in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

(4)  Indemnification in derivative actions

A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

(5)  Right to indemnity

Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or the proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity

(a)

was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b)

fulfills the conditions set our in subsection (3).

(6)  Insurance

A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual

(a)

in the individual’s capacity as a director or officer of the corporation; or

(b)

in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

Pursuant to its by-laws, the undersigned registrant shall indemnify any person, and his or her heirs and legal representatives who is or was a director or officer of the registrant, or who acts or acted at the request of the registrant as a director or officer of a body corporate of which the registrant is or was a shareholder or creditor, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the registrant or such body corporate, if such person acted honestly and in good faith with a view to the best interests of the registrant, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that his or her conduct was lawful.  No director or officer of the registrant shall be indemnified by the registrant in respect of any liability, costs, charges or expenses that such person sustains or incurs in or about any action, suit or other proceeding as a result of which he or she is adjudged to be in breach of any duty or responsibility imposed upon him or her under the CBCA or under any other statute unless, in an action brought against him or her in their capacity as director or officer, he or she have achieved complete or substantial success as a defendant.  Subject to the limitations contained in the CBCA, the registrant may purchase, maintain or participate in such insurance for the benefit of such persons as the board of directors may, from time to time, determine.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  The registrant is subject, insofar as its Articles of Amalgamation and internal affairs are concerned, to the laws of Canada, and it has been advised by its Canadian counsel, Wildeboer Dellelce LLP, that, in their opinion, Canadian courts would allow indemnification for liabilities arising under the Securities Act, provided that the indemnification came within the limits of the above quoted sections of the CBCA, since such provisions are not contrary to the public policy of Canada. (See “Enforceability of Civil Liabilities.”)

Item 16.	Exhibits
1.1	Form of Underwriting Agreement for senior debt securities*
1.2	Form of Underwriting Agreement for subordinated debt securities*
1.3	Form of Underwriting Agreement for common shares*
1.4	Form of Underwriting Agreement for special shares*
1.5	Form of Underwriting Agreement for warrants*
4.1	Form of Indenture **
5.1	Opinion of Wildeboer Dellelce LLP, as to the legality of securities*
12.1	Computation of ratios of earnings to fixed charges*
23.1	Consent of Wildeboer Dellelce LLP **
23.2	Consent of PricewaterhouseCoopers LLP ***
24.1	Powers of Attorney **
25.1	Statement of Eligibility and Qualification on Form T-1 of __________.*

* To be filed subsequently by amendment or as an exhibit to a document to be incorporated by reference into this registration statement in connection with an offering of applicable securities.

** Filed with original registration statement.

***   Filed herewith

Item 17.

Undertakings

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(c)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e)

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)

For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Brampton, Province of Ontario, Canada, on this 31st  day of January, 2007.

SUNOPTA INC.
By: /s/ John H. Dietrich
John H. Dietrich
Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman and Chief Executive Officer	January 31, 2007
Jeremy N. Kendall	(Principal Executive Officer)

*	President and Chief Operating Officer and Director	January 31, 2007
Steven Bromley

/s/ John H. Dietrich	Vice President and Chief Financial Officer	January 31, 2007
John H. Dietrich	(Principal Financial and Accounting Officer)

*	Director	January 31, 2007
Cyril A. Ing

*	Executive Vice President and Director	January 31, 2007
Joseph Riz

*	Director and Authorized	January 31, 2007
James K. Rifenbergh	Representative in the United States

*	Director and President of the Grains and Foods	January 31, 2007
Allan Routh	Group

*	Director	January 31, 2007
Katrina Houde-Lovas

*	Director	January 31, 2007
Stephen R. Bronfman

*	Director	January 31, 2007
Robert Fetherstonhaugh

*	Director	January 31, 2007
Steven Townsend

* By his signature set forth below, John H. Dietrich, pursuant to a Power of Attorney duly executed on signature page of Registration No. 333-137724 as filed with the Securities and Exchange Commission, has signed this Amendment to Registration Statement on behalf of and as Attorney-In-Fact for the foregoing persons.

/s/ John Dietrich

John H. Dietrich

Attorney -In-Fact